Exhibit 99.2

May 2, 2007

Tetra Tech Elects Ken Thompson as New Board Member

Pasadena, California.  Tetra Tech, Inc. (NASDAQ: TTEK) announced today that the Board of Directors has elected J. Kenneth (Ken) Thompson to serve as a new director.  Mr. Thompson currently serves on the Board of the Coeur d’Alene Mines Corporation (NYSE: CDE) and the Alaska Air Group (NYSE: ALK).  Tetra Tech’s Board now totals seven members and includes five outside directors.  Mr. Thompson will serve on the Compensation Committee and the Nominating and Corporate Governance Committee.

Tetra Tech’s Chairman Al Smith said, “Ken has worldwide experience in the energy and mining markets and will help guide Tetra Tech’s global expansion strategy over the next few years.”

Mr. Thompson said, “I look forward to sharing my diverse experience in natural resources and engineering projects to help Tetra Tech grow.”

Mr. Thompson is the President and Chief Executive Officer of Pacific Star Energy, LLC, a private energy investment firm.  He has held this position since 2000.  He also serves as Managing Director for the Alaska Venture Capital Group, LLC, a private oil and gas exploration firm.  Mr. Thompson was formerly the ARCO (BP) Executive Vice President for the Asia-Pacific Region from 1998 to 2000.  In this role, Mr. Thompson led ARCO’s Asia-Pacific operating companies.  In previous positions, Mr. Thompson was head of ARCO’s oil and gas research and technology center and was responsible for global technology strategy and energy technology transfer to more than 20 countries.  Mr. Thompson served in various technical and management roles at ARCO from 1974 to 2000.

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering, and technical services. With approximately 7,500 associates located in the United States and internationally, the Company supports commercial and government clients in the areas of resource management and infrastructure.  Tetra Tech’s services include research and development, applied science and technology, engineering design, program management, construction management, and operations and maintenance.

CONTACTS:
Jorge Casado, Investor Relations
Talia Starkey, Media & Public Relations
(626) 351-4664

Any statements made in this release that are not based on historical fact are forward-looking statements.  Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future.  However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed.  For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Risk Factors” included in the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.